AIG Life Insurance Company
                                                  600 King Street
                                                  Wilmington, DE  19801
                                                  A capital stock company

---------------------------------------- ---------------------------------------


This Policy is a contract between AIG Life Insurance Company ("We", "Us" or "Our") and the Policyholder ("You" or "Your") shown on the Policy Schedule.

Subject to the terms of this Policy and the Certificates We issue to each Certificate Owner, We will provide the benefits described in this Policy. We do this in return for the application of the Policyholder, and the required individual applications for the annuities and for the payment of the premiums.

This Policy becomes effective at 12:01 A.M. Standard Time on the Policy Effective Date at the address of the Policyholder and will continue in force, in accordance with the applicable provisions, unless terminated in accordance with its provisions.

This Policy is non-participating and is not entitled to share in Our surplus earnings.






         /s/ Elizabeth M. Tuck                             /s/ Gerald Wyndorf
         Secretary                                         President

                          GROUP VARIABLE ANNUITY POLICY
                                Non-Participating
-------------------------------------------------------------------------------
                                      INDEX
-------------------------------------------------------------------------------

Policy Sections                                      Page

Policy Schedule                                         3
Policy Provisions                                       4

                                 POLICY SCHEDULE


POLICY NUMBER            [00001]

POLICYHOLDER             [Direct Consumer's Group Trust Dated December 22, 1995]

POLICY EFFECTIVE DATE    [September 1, 1999]

ELIGIBLE PERSONS:        [Current And Prospective Customers Of American
                         International Group, Inc. And Its Affiliates]

                                POLICY PROVISIONS

Eligible Persons. Persons eligible to become insured under this Policy are those described as Eligible Persons on the Policy Schedule.

Certificates. We will issue a Certificate to each Certificate Owner describing the annuity coverage under this Policy. The certificate will describe the benefits of this Policy, to whom the benefits will be paid, and the limitations and conditions that apply.

A certificate may be modified by rider or endorsement issued by Us to be attached to the certificate. The rider or endorsement will set forth the modifications to the certificate which affect the Insured.

Premiums. All premiums are payable to Us. The initial premium applicable to each certificate is shown on the certificate Information Page.

Required Data. The Policyholder must give Us all data that We need to administer this Policy.

Examination Of Records. We have the right to examine all records of the Policyholder that pertain to the anuities issued under by this Policy.

Continuation Of This Policy. This Policy will continue in force, subject to the Policy Termination provision.

Entire Contract. The entire contract ("Policy") consists of this Policy, the certificates, the policyholder's application, each annuity owner's application for an annuity issued under this Policy, and any attached riders, endorsements or amendments.

We rely on the Policyholder's application to issue this Policy and the individual applications, if any, to issue the annuity certificates providing to each annuity owner. Any certificate issued under this policy is not contestable.

Changing This Policy. This Policy may only be changed, in writing, by one of our executive officers. No other person, including an agent, has any authority to change or reinstate this Policy or extend the time for paying a premium.

Conformity With State Statutes. Any provision of this Policy that, on the Policy Effective Date, conflicts with state laws of the governing jurisdiction is changed to meet the minimum requirements of those laws.

Policy Termination. This Policy may only be terminated with respect to the issuance of new certificates. Either We or the Policyholder may terminate this Policy upon giving at least 31 days written notice to the other. We will not terminate this Policy prior to the end of the first year following the Policy Effective Date.

Clerical Error. Clerical error will not void any certificate issued under this Policy which is otherwise validly in force, nor will it keep in force any certificate that otherwise would end.

Certificate Provisions Made Part Of This Policy. The remainder of this Policy consists of provisions that appear in the certificates, riders and endorsements. A copy of the certificates, riders and endorsements is added to and made a part of this Policy.

                             CERTIFICATE SCHEDULE


GROUP CONTRACTHOLDER:                [DIRECT CONSUMER'S GROUP TRUST DATED DECEMBER 22, 1995]

GROUP CONTRACT NUMBER:                1234                   INITIAL PREMIUM:                              $50,000

CERTIFICATE NUMBER:                   5678                   MINIMUM SUBSEQUENT PREMIUM:                   [$1,000]

CERTIFICATEHOLDER(S):                 John Doe               EFFECTIVE DATE:                               January 3, 2000

ANNUITANT:                            John Doe               ANNUITY DATE:                                 January 3, 2030

BENEFICIARY:                          John Doe

ACCIDENTAL DEATH BENEFIT CHARGE: Equal on an annual basis to [.10%] of the average daily net assets of the Variable Account.

ADMINISTRATIVE CHARGE: Equal on an annual basis to [.15%] of the average daily net assets of the Variable
Account.

MORTALITY AND EXPENSE RISK CHARGE: Equal on an annual basis to [1.25%] of the average daily net assets of the Variable Account.

DISTRIBUTION CHARGE: Equal on an annual basis to. [.20%] of the average daily net assets of the Variable Account.

TRANSFER FEE: [$10.00] However, we will not make a charge for the first [12] transfers in any policy year.

PREMIUM ENHANCEMENT:       [4%]


SURRENDER CHARGE:



Number of Complete Years      Percentage of     Number of Complete Years            Percentage of
 Since Premium Payment           Premium          Since Premium Payment                Premium

           0                      6%                        4                           4%
           1                      6%                        5                           3%
           2                      5%                        6                           2%
           3                      5%                   7 and later                      0%


SEPARATE ACCOUNT ALLOCATIONS:       [Variable Account I]


GENERAL ACCOUNT ALLOCATION:

ONE YEAR GUARANTEE PERIOD:          [  %]


               ANNUITY SERVICE OFFICE: AIG Life Insurance Company
                     c/o Delaware Valley Financial Services
                                 300 Berwyn Park
                                  P.O. Box 3031
                              Berwyn, PA 19312-0031
                                 (800) 255-8402



     AIG Life Insurance Company
     600 King Street
     Wilmington, Delaware 19801
     A capital stock company


This is a legal contract issued in consideration of the payment of the Initial Premium. We will make annuity payments to the Annuitant as set forth in this certificate beginning on the Annuity Date.

READ YOUR CERTIFICATE CAREFULLY


RIGHT TO CANCEL THIS CERTIFICATE

This certificate may be returned within 10 days after You receive it. It can be mailed or delivered to either Us or Our agent. Return of this certificate by mail is effective as of the date of its postmark, properly addressed and postage pre-paid. The returned certificate will be treated as if We had never issued it. We will promptly refund the Certificate Value as of the date of return; this may be more or less than the Premium paid.


This is a variable annuity certificate. Annuity payments and Certificate Value may increase or decrease depending on the experience of the Variable Account identified in the Certificate Schedule.

The assets of the Variable Account must earn a minimum annual rate of 6.6% so that the dollar amount of the variable annuity payments will not decrease below the level shown in the Options On A Variable Basis Table on page 15.


Signed by the Company:


/s/ Elizabeth M. Tuck                               /s/ Gerald Wyndorf
      Secretary                                            President



                             CERTIFICATE OF COVERAGE
                                VARIABLE ANNUITY
                                NONPARTICIPATING

                                TABLE OF CONTENTS

                                                       PAGE
         CERTIFICATE SCHEDULE                            3
         DEFINITIONS                                     4
         GENERAL PROVISIONS                              5
         OWNERSHIP PROVISIONS                            6
         BENEFICIARY PROVISIONS                          6
         PREMIUM PROVISIONS                              6
         PREMIUM ENHANCEMENT                             7
         VARIABLE ACCOUNT                                7
         GUARANTEED ACCOUNT                              8
         TRANSFERS                                       8
         CERTIFICATE CHARGES                             9
         ANNUITY PROVISIONS                              9
         ANNUITY OPTIONS                                10
         DEATH BENEFIT                                  12
         SURRENDER PROVISIONS                           13
         DELAY OF PAYMENTS                              14
         FIXED OPTIONS TABLE                            15
         VARIABLE OPTIONS TABLE                         16

                                   DEFINITIONS

ACCUMULATION UNIT - An accounting unit of measure used to calculate the Certificate Value prior to the Annuity Date.

ADMINISTRATIVE OFFICE - The Annuity Service Office of the Company as designated on the Certificate Schedule.

ANNUITANT - The person designated by the Owner upon whose continuation of life any annuity payment involving life contingencies depends.

ANNUITY DATE - The date on which annuity payments are to commence.

ANNUITY OPTION - An arrangement under which annuity payments are made under this certificate.

ANNUITY UNIT - An accounting unit of measure used to calculate annuity payments after the Annuity Date.

CERTIFICATE ANNIVERSARY - An anniversary of the Effective Date of this certificate.

CERTIFICATE VALUE - The dollar value as of any Valuation Date of all amounts accumulated under this certificate.

CERTIFICATE YEAR - Each period of twelve (12) months commencing with the Effective Date.

EFFECTIVE DATE - The date shown on the Certificate Schedule on which the first Certificate Year begins.

ELIGIBLE INVESTMENT(S) - Those investments available under the certificate. Eligible Investments, at the time this certificate is issued, are shown in the application for this certificate .

GUARANTEED ACCOUNT - A part of Our General Account which earns a Guaranteed Rate of interest.

INJURY - Bodily injury caused by an accident  which occurs while  coverage under
the  Accidental  Death  Benefit  is  in  force,   and  resulting   directly  and
independently from all other causes in death.

OWNER - The Owner is named in the Certificate Schedule as the Certificateholder, unless changed, and has all rights under this certificate.

PREMIUM - Purchase payments are referred to in this certificate as Premiums. Premiums do not include any Premium Enhancement.

SUBACCOUNT - A division of the Variable Account established to invest in a particular portfolio of Eligible Investments.

VALUATION DATE - Each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD - The period between the close of business of the New York Stock Exchange on any Valuation Date and the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - The Separate Account designated on the Certificate Schedule.

WE, OUR, US - AIG Life Insurance Company.

YOU, YOUR  - The Owner of this certificate.

                               GENERAL PROVISIONS


THE CERTIFICATE - The entire contract consists of the group contract, this certificate, and any attached endorsement, rider or application. Nothing in the group contract invalidates or impairs any right granted to You under this Certificate. This certificate may be changed or altered only by Our President or Secretary. Any change, modification or waiver must be made in writing.

NON-PARTICIPATION   IN  SURPLUS  -  This  certificate  does  not  share  in  any distribution of Our profits or surplus.

INCONTESTABILITY - This certificate is not contestable.

MISSTATEMENT OF AGE OR SEX - We will require proof of age and sex of the Annuitant before making any life annuity payment provided for by this certificate. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Certificate Value would have provided at the true age or sex.

Once annuity payments have begun, any underpayments will be made up in one sum including interest at the annual rate of 3%, unless a higher interest rate is required by the law of the jurisdiction where this certificate is delivered, with the next annuity payment. Overpayments including interest at the annual rate of 3%, unless a higher interest rate is required by the law of the jurisdiction where this certificate is delivered, will be deducted from the future annuity payments until the total is repaid.

CERTIFICATE SETTLEMENT - This certificate must be returned to Us upon settlement as a death claim. Prior to any settlement as a death claim, due proof of death must be submitted to Us.

FACILITY OF PAYMENT - If a payee is unable to give a valid receipt for a payment made under this certificate, We may make payments to the person who, in Our opinion is caring for that payee until claim is made by his duly appointed guardian or other legal representative.

REPORTS - We will furnish You with a report showing the Certificate Value, Cash Surrender Value and Death Benefit at least once each calendar year. We will also furnish an annual report of the Variable Account. These reports will be sent to Your last known address.

TAXES - Any taxes paid to any governmental entity will be charged against the Premiums or the Certificate Value, depending upon the Owner's state of residence. We may, at Our sole discretion, pay taxes when due and deduct that amount from the Certificate Value at a later date. Our payment of such taxes at an earlier date does not waive any right We may have to deduct amounts at a later date.

EVIDENCE OF SURVIVAL - Where any benefits under this certificate are contingent upon the recipient being alive on a given date, We will require proof satisfactory to Us that the condition has been met.

PROTECTION OF PROCEEDS - No Beneficiary or payee may commute, or assign any payments under this certificate before they are due. To the extent permitted by law, no payments will be subject to the debts of any Beneficiary or payee nor to any judicial process for payment of those debts.

MODIFICATION OF CERTIFICATE - This certificate may not be modified by Us, without Your consent except as may be required by applicable law. If the state insurance laws or regulations, the federal securities or tax laws or regulations, or any regulations under which this certificate would qualify as an annuity change, We may amend this certificate to comply with these changes.

MINIMUM BENEFITS - Any paid-up annuity, cash surrender or death benefit that may be available under this certificate is not less than the minimum benefits required by statute in the jurisdiction in which this certificate is delivered.

CONTINUATION OF CERTIFICATE COVERAGE - If the group contract under which this certificate is issued should terminate, coverage may be continued under this certificate unless it is surrendered or otherwise ends in accordance with its terms.

                              OWNERSHIP PROVISIONS

OWNER The Owner may exercise all the rights of this certificate, subject to the rights of:

1.   any assignee under an assignment filed with Our Administrative Office; and

2.   any irrevocably named Beneficiary.

TRANSFER OF OWNERSHIP - You may transfer Ownership of this certificate. A written request, dated and signed by You, must be sent to and received by Our Administrative Office. We may require this certificate for endorsement. The transfer will take effect as of the date the request was received and recorded at Our Administrative Office.

Transfer of Ownership does not change the Beneficiary, nor transfer the Beneficiary's interest. Any change or transfer of Ownership is subject to any payment made by Us before the request is received and recorded at Our Administrative Office.

ASSIGNMENT - You may assign this certificate. A copy of any assignment must be filed with Our Administrative Office. We are not responsible for the validity of any assignment. If You assign this certificate, Your rights and those of any revocably-named person will be subject to the assignment. An assignment will not affect any payments We may make or actions We may take before such assignment has been recorded at Our Administrative Office. A change in ownership or an assignment may result in adverse tax consequences.

                             BENEFICARY PROVISIONS

BENEFICIARY - The Beneficiary will receive the death benefit. The Beneficiary is named in the Certificate Schedule.

DEATH OF BENEFICIARY - If no named beneficiary is living at the time a death benefit becomes payable we will pay the death benefit to Your estate.

CHANGE OF BENEFICIARY - To change a beneficiary, a written request for a change of beneficiary, dated and signed by You, must be received at Our Administrative Office. If the request is received at Our Administrative Office after the death of the Owner, it will be effective only if no payment has been made. After the change is recorded, it will take effect as of the date the request was signed.


                               PREMIUM PROVISIONS


PREMIUM - The Initial Premium is due on or before the Effective Date. Thereafter, Premium payments may be made at any time prior to the Annuity Date, in an amount equal to or greater than the Minimum Subsequent Premium amount, shown on the Certificate Schedule page.

ALLOCATION OF premium PAYMENTS - Premiums may be allocated to one or more of the Subaccounts of the Variable Account or to the Guaranteed Account. Whole percentages must be used. The allocation of the Initial Premium is shown on the Certificate Schedule. You may change the allocation by written request at any time. Any subsequent Premium received will be allocated in accordance with the most recently received allocation instructions.

                               PREMIUM ENHANCEMENT


PREMIUM ENHANCEMENT - On the Effective Date, the Initial Premium will be increased by a credit equal to the amount shown in the Certificate Schedule. The Premium Enhancement will be allocated to the subaccounts or to the Guaranteed
Account in the same manner as the Initial Premium. Any subsequent Premium Enhancement may be granted at Our sole discretion.

EFFECT OF A SURRENDER OR DEATH OF THE OWNER ON THE PREMIUM ENHANCEMENT - If You die or surrender all or a portion of this certificate, during the first twenty-four (24) months following receipt of a Premium Enhancement and prior to the Annuity Date, a proportionate part of that Premium Enhancement will be deducted from the Certificate Value. The Proportionate part of the Premium Enhancement to be deducted will not exceed the proportionate reduction in the Certificate Value which results from Your death or from the surrender.

Any part of a Premium Enhancement deducted from the Certificate Value will be withdrawn from the value in each Subaccount and the Guaranteed Account in the ratio that the value of each Subaccount and the Guaranteed Account bears to the total Certificate Value.

                                VARIABLE ACCOUNT

GENERAL DESCRIPTION - The name of the Variable Account is shown in the Certificate Schedule. The assets of the Variable Account and each Subaccount are Our property but are not chargeable with the liabilities arising out of any other business We may conduct, except to the extent that Variable Account assets exceed Variable Account liabilities arising under the contracts or certificates supported by the Variable Account. The Variable Account and each Subaccount is separate from the Our General Account and any other separate account or Subaccount We may have.

INVESTMENT ALLOCATIONS TO THE VARIABLE ACCOUNT - The Variable Account consists of Subaccounts and each Subaccount may invest its assets in a separate class of shares of a designated investment company or companies.

We have the right to change, add or delete designated investment companies. We have the right to add or remove Subaccounts. We also have the right to combine any two or more Subaccounts.

VALUATION OF ASSETS - Assets within each Subaccount will be valued at their net asset value on each Valuation Date.

CERTIFICATE VALUE - Premiums are allocated among the various Subaccounts within the Variable Account. For each Subaccount, the Premiums are converted into Accumulation Units. The number of Accumulation Units credited to the certificate is determined by dividing the Premiums allocated to the Subaccount by the value of the Accumulation Unit for the Subaccount. Surrenders will result in the cancellation of Accumulation Units. The value of the certificate is the sum of the values for the certificate within each Subaccount and the Guaranteed Account. The value of each Subaccount is determined by multiplying the number of Accumulation Units attributable to the Subaccount by the Accumulation Unit value for the Subaccount, independent of the value of any other Subaccount.

ACCUMULATION UNIT VALUES - The value of an Accumulation Unit will vary in accordance with the investment experience of the underlying portfolio in which the Subaccount invests. The value of Accumulation Units in each Subaccount will change daily to reflect the investment experience of the corresponding underlying portfolio as well as the daily deduction of the Certificate Charges. The value of an Accumulation Unit for a Subaccount is determined as shown below, by subtracting item 2. from item 1. and dividing the result by item 3, where

1.   is the net result of:

a) the assets of the Subaccount attributable to the Accumulation Units; plus or minus

b) the cumulative charge or credit for taxes reserved which is determined by Us to have resulted from the operation of the Subaccount;

2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge, the Administrative Charge and for the Distribution Charge, which are shown in the Certificate Schedule; and

3. is the number of Accumulation Units outstanding at the end of the Valuation Period.

The value of Accumulation Units is expected to increase or decrease from Valuation Period to Valuation Period. The number of Accumulation Units credited to a certificate will not change as a result of any fluctuations in the value of an Accumulation Unit.

                               GUARANTEED ACCOUNT


GENERAL DESCRIPTION - The Guaranteed Account is a part of Our General Account. The amount You have in the Guaranteed Account at any time is a result of Premiums You have allocated to it or any part of Your Certificate Value you have transferred to it.

GUARANTEE PERIOD - The portion of Your Certificate Value within the Guaranteed Account is credited with interest at rates guaranteed by Us for the Guarantee Period of one year. Interest is credited on a daily basis at the then applicable effective guaranteed interest rate for the applicable Guarantee Period. You may select from one or more Guarantee Periods which We offer at any particular time. We reserve the right at any time to add or delete Guarantee Periods. If You have allocated any part of Your Initial Premium to a Guaranteed Period, the amount allocated as well as the duration of the Guarantee Period is shown on the Certificate Schedule.

The guaranteed interest rate applicable to an allocation of Premium or transfer of Certificate Value to a Guarantee Period is the rate in effect for that Guarantee Period at the time of the allocation or transfer. If You have allocated or transferred amounts at different times to the Guaranteed Account, each allocation or transfer may have a unique effective guaranteed interest rate associated with that amount. We guarantee that the effective annual rate of interest for the Guaranteed Account, including any of the Guaranteed Periods, will not be less than 3%.

                                   TRANSFERS

During the Accumulation Period, or after the Annuity Date, provided a variable Annuity Option was selected, You may transfer all or part of Your interest, in a Subaccount, or allocated to a Guarantee Period of the Guaranteed Account, to another Subaccount or Guarantee Period of the Guaranteed Account. However, after the Annuity Date no transfers may be made between a Subaccount and the Guaranteed Account. The Transfer Fee is shown on the Certificate Schedule. Transfers from one Guarantee Period to another may also be subject to a Market Value Adjustment.

All transfers are subject to the following:

1. The deduction of any Transfer Fee that may be imposed is shown in the Certificate Schedule. The Transfer Fee will be deducted from the amount which is transferred. However, no Transfer Fee will be imposed on transfers resulting from the expiration of a Guarantee Period.

2. If We have not received transfer instructions prior to the end of a Guarantee Period in which You have Certificate Value, We will automatically transfer it to a new Guarantee Period and under the same restrictions as if You had requested such transfer.

3.   The minimum  amount which may be transferred is the lesser of (A) $1,000 or
     (B) Your entire interest in the Subaccount or in the amount allocated to the Guarantee Period of the Guaranteed Account.

4. No partial transfer will be made if, as a result of such transfer, Your remaining Certificate Value in the Subaccount or in the amount allocated to the Guarantee Period of the Guaranteed Account would be less than $1,000.

5. Transfers will be effected during the Valuation Period next following receipt by Us of a written transfer request containing all required information. However, no transfer may be made effective within seven calendar days of the date on which any annuity payment is due.

6.   Any transfer request must clearly specify:

a.   the amount which is to be transferred; and

b. the Subaccounts or Guarantee Periods of the Guaranteed Account which are to be affected.

7. After the Annuity Date, transfers may not take place between a fixed Annuity Option and a variable Annuity Option.

                               CERTIFICATE CHARGES

MORTALITY AND EXPENSE RISK CHARGE - We deduct a Mortality and Expense Risk Charge equal, on an annual basis, to the amount shown on the Certificate Schedule. We guarantee that the dollar amount of each annuity payment after the first will not be affected by variations in mortality or expense experience.

ADMINISTRATIVE EXPENSE CHARGE - We deduct an Administrative Expense Charge equal, on an annual basis, to the amount shown on the Certificate Schedule. The Administrative Expense Charge compensates Us for some of the costs associated with the administration of this certificate and the Variable Account.

DISTRIBUTION CHARGE - Prior to the Annuity Date, We deduct a Distribution Charge equal, on an annual basis, to the amount shown on the Certificate Schedule.

ACCIDENTAL DEATH BENEFIT CHARGE - If you have elected the Accidental Death Benefit described in this Certificate, an Accidental Death Benefit Charge will be included on the Certificate Schedule.

                               ANNUITY PROVISIONS

CHANGE IN ANNUITY DATE - You may, upon at least thirty (30)days prior written notice to Us, at any time prior to the Annuity Date, change the Annuity Date shown on the Certificate Schedule. The Annuity Date must always be the first day of a calendar month.

Unless We approve otherwise, the new Annuity Date must be at least one year after the Effective Date. The latest Annuity Date is the first day of the first calendar month following the Annuitant's 90th birthday or such earlier date as may be set by applicable law.

                                ANNUITY OPTIONS

SELECTION OF ANNUITY OPTION - If the Annuitant is alive on the Annuity Date, We will apply the Certificate Value to provide an income on the basis of a life income with 10 years guaranteed, unless another annuity option has been selected. You may however, upon at least thirty (30) days prior written notice to Us, at any time prior to the Annuity Date, select and/or change the Annuity Option.

The Annuity Option you select may be on a fixed or variable basis, or a combination thereof. If, at the time of election of an Annuity Option, We are using more favorable rates, they will be used in lieu of those here guaranteed. We may also make available other options.


OPTION 1 - LIFE INCOME. Monthly annuity payments are paid during the life of an Annuitant ceasing with the last Annuity Payment due prior to the Annuitant's death.

OPTION 2 - LIFE INCOME WITH 10 YEAR GUARANTEE. Monthly annuity payments are paid during the life of an Annuitant, but at least for a 10 year minimum period.

OPTION 3 - JOINT AND LAST SURVIVOR ANNUITY. Monthly annuity payments are paid during the joint lifetime of the Annuitant and a designated second person and are paid thereafter during the remaining lifetime of the survivor ceasing with the last annuity payment due prior to the survivor's death.

FIXED OPTIONS

The amount of each fixed annuity payment is determined by multiplying the available Certificate Value (after the deduction of any premium taxes not previously deducted) by the factor in the Fixed Option Table for the option chosen, using the age and sex of the Annuitant and Joint Annuitant, if any, divided by 1,000. If, when annuity payments are elected, We are using tables of annuity rates for these contracts which result in larger annuity payments, We will use those tables instead. The annuity payments, determined at the time of their election, will not be less than payments that would be provided by the application of the Certificate Value to an immediate annuity then offered by Us at the time of election, for the same class of annuitants.

VARIABLE OPTIONS

The amount of the first variable annuity payment depends on the Annuity Option elected and the age and sex of the Annuitant. This certificate contains a Variable Options Table indicating the dollar amount of the first monthly payment under each optional annuity form for each $1,000 of value applied. If, when annuity payments are elected, We are using tables of annuity rates for these contracts which result in larger annuity payments, We will use those tables instead.

The 5% interest rate assumed in the annuity tables would produce level annuity payments if the net investment rate remained constant at 5% per year. Subsequent payments will be less than, equal to, or greater than the first payment depending upon whether the actual net investment rate is less than, equal to, or greater than 5%.

The dollar amount of the first variable annuity payment is determined by applying the available Certificate Value (after deduction of any premium taxes not previously deducted) to the table using the age and sex of the Annuitant and any joint Annuitant. The number of Annuity Units is then determined by dividing this dollar amount by the then current Annuity Unit value. Thereafter, the number of Annuity Units remains unchanged during the period of annuity payments. This determination is made separately for each Subaccount of the Variable Account. The number of Annuity Units is determined for each Subaccount and is based upon the available value in each Subaccount as of the date annuity payments are to begin. The dollar amount determined for each Subaccount will then be aggregated for purposes of making payments. The dollar amount of the second and later variable annuity payments is equal to the number of Annuity Units determined for each Subaccount times the Annuity Unit value for that Subaccount as of the due date of the payment. This amount may increase or decrease from month to month. The value of an Annuity Unit for a Subaccount is determined as shown below, by subtracting item 2. from item 1. and dividing the result by item 3. and multiplying the result by a factor to neutralize the assumed net investment rate, discussed above, of 5% per annum (which is built into the annuity rate tables below and which is not applicable because the actual net investment rate is credited instead) where:

1.   is the net result of:

a) the assets of the Subaccount attributable to the Annuity Units; plus or minus

b) the cumulative charge or credit for taxes reserved which is determined by Us to have resulted from the operation of the Subaccount;

2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge the Administrative Charge and for the Distribution Charge, which are shown in the Certificate Schedule; and

3.   is the  number of Annuity  Units  outstanding  at the end of the  Valuation
     Period.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

                                  DEATH BENEFIT


DEATH OF THE OWNER - In the event of Your death prior to the Annuity Date, a death benefit is payable to the Beneficiary. The value of the death benefit will be determined as of the date We receive proof of death in a form acceptable to Us. If there has been a change of Owner from one natural person to another natural person, the death benefit will be the Certificate Value unless the change of ownership results from the election, made by a surviving spouse as designated Beneficiary to continue the certificate. Otherwise, We will pay the death benefit equal to the greatest of:

1. The total of all Premiums paid, less an adjustment for each surrender. The adjustment will be a proportionate reduction made to each Premium paid prior to the surrender in the same proportion that the Certificate Value was reduced on the date of a surrender; or

2.   The Certificate Value; or

3. The greatest Certificate Value on any seventh Certificate Anniversary reduced proportionally by any surrenders subsequent to that Certificate Anniversary in the same proportion that the Certificate Value was reduced on the date of a surrender, plus any Premium paid subsequent to that Certificate Anniversary.

The amount of the reduction in the death benefit under items 1 and 3 above would be determined as "A" multiplied by the result of "B" divided by "C" where:

"A"  is the death benefit prior to the surrender,

"B" is the amount by which the Certificate Value is reduced as a result of a surrender, and

"C"  is the Certificate Value prior to the surrender.

The Beneficiary may elect the death benefit to be paid as follows:

1. payment of the entire death benefit within 5 years of the date of the Owner's death; or

2. payment over a period not extending beyond the life expectancy of such designated Beneficiary based on Tables V and VI of section 1.72-9 of the Income Tax Regulation with distribution beginning within 1 year of the date of death of the Owner; or

3. if the designated Beneficiary is Your spouse, he/she can continue the certificate in his/her own name.

If no payment option is elected within 60 days of Our receipt of proof of the Owner's death, a single sum settlement will be made at the end of the sixty (60) day period following such receipt. Upon payment of the death benefit, this certificate will end.

If the Owner is a person other than the Annuitant, and if the Owner's death occurs on or after the Annuity Date, no death benefit will be payable under this certificate. Any guaranteed payments remaining unpaid will continue to be paid to the Annuitant pursuant to the Annuity Option in force at the date of the Owner's death. If the Owner is not an individual, the Annuitant shall be treated as the Owner and any change of such first named Annuitant, will be treated as if the Owner died.

DEATH OF THE ANNUITANT - If the Annuitant is a person other than the Owner, and if the Annuitant dies before the Annuity Date, a new Annuitant may be named by the Owner. If no new Annuitant is named within sixty (60) days of Our receipt of proof of death, the Owner will be the new Annuitant. If the Annuitant dies after the Annuity Date, the remaining payments, if any, will be as specified in the Annuity Option elected. We will require proof of the Annuitant's death. Death benefits, if any, will be paid to the designated Beneficiary at least as rapidly as under the method of distribution in effect at the Annuitant's death.

ACCIDENTAL DEATH BENEFIT - If an Accidental Death Benefit Charge is included on the Certificate Schedule, an Accidental Death Benefit may be payable which is equal to the lesser of the Certificate Value as of the date the death benefit is determined or $250,000. The Accidental Death Benefit is payable if the death of the primary Owner (i.e., the first owner listed on the Certificate Schedule) occurs prior to the Certificate Anniversary next following his 75th birthday and is the result of an injury incurred while he was the primary Owner. The death must also occur before the Annuity Date and within 365 days of the date of the accident which caused the injury.

The Accidental Death Benefit will not be paid for any death caused by or resulting (in whole or in part) from the following:

1.   suicide or attempted suicide while sane or insane;

2.   intentionally self-inflicted injuries;

3. sickness disease or bacterial infection of any kind, except pyogenic infections which occur as a result of an injury, or bacterial infections which result from the accidental ingestion of contaminated substances;

4.   hernia;

5. injury sustained as a consequence of riding in, including boarding or alighting from, any vehicle or device used for aerial navigation except if the primary Owner is a passenger on any aircraft licensed for the transportation of passengers;

6.   declared or undeclared war or any act thereof; or

7.   service in the military, naval or air service of any country.

                              SURRENDER PROVISIONS

SURRENDER - While this certificate is in force and before the Annuity Date, We will, upon written request, allow the surrender of all or a portion of this certificate for its Surrender Value. Surrenders will result in the cancellation of Accumulation Units from each applicable Subaccount and the Guaranteed Account in the ratio that the value of each bears to the total Certificate Value. You must specify in writing in advance which units are to be canceled if other than the above mentioned method of cancellation is desired. We will pay the amount of any surrender within seven (7) days of receipt of a request unless the "Delay of Payments" provision is in effect.

The Surrender Value will be the Certificate Value as of the date of Our receipt of Your written surrender request, reduced by the sum of:

1.   any applicable premium taxes not previously deducted; plus

2.   any applicable Surrender Charge.

CALCULATION OF SURRENDER CHARGE - If all or a portion of the Surrender Value is surrendered, a Surrender Charge will be calculated at the time of each surrender and will be deducted from the Certificate Value. In calculating the Surrender Charge, Premiums will be allocated at the time of surrender on a first-in, first-out basis.

The amount of the Surrender Charge is calculated by:

1.   reducing the amount to be surrendered by the greater of:

a) the accumulated earnings of this certificate (i.e., the Certificate Value minus Premiums which have not been allocated to amounts previously surrendered); or

b) 10% of all remaining unsurrendered Premiums, decreased by any surrender made since the last Certificate Anniversary; then

2.   allocating Premiums to the remaining amount to be surrendered; and

3. multiplying each such allocated Premium by the applicable Percentage of Premium shown in the Certificate Schedule for the period since such Premium was paid; and

4.   adding the products of each multiplication in (3) above.

For a partial surrender, the Surrender Charge will be deducted from the remaining Certificate Value, if sufficient; otherwise it will be deducted from the amount surrendered. Partial surrenders will be considered in calculating any death benefit payable under this certificate.


PAGE>


                                DELAY OF PAYMENTS

We will make any payments under this certificate within 7 days (or any shorter period, if required by law) of a request received in good order. We reserve the right to suspend or postpone any type of payment from the Variable Account for any period when:

1. the New York Stock Exchange is closed for other than customary weekend and holiday closings:

2.   trading on the Exchange is restricted;

3. an emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the Variable Account or determine their value; or

4. the Securities and Exchange Commission so permits delay for the protection of security holders.

The applicable rules of the Securities and Exchange Commission will govern as to whether the conditions in 2. or 3. exist.

We reserve the right to delay any type of payment from the General Account for up to six (6) months from the date we receive the request for payment.

                            Options On A Fixed Basis

                             Option 1: Life Income *
                            Monthly Income per $1,000

     Year of               2010                  2020                   2030                  2040
  Annuitization

       Age           Male       Female      Male      Female      Male       Female      Male      Female

       30             3.16       3.06        3.12       3.03       3.09        3.00       3.06       2.97
       35             3.30       3.18        3.25       3.14       3.21        3.10       3.18       3.07
       40             3.48       3.32        3.42       3.28       3.37        3.23       3.32       3.20
       45             3.70       3.51        3.63       3.45       3.57        3.40       3.51       3.35
       50             3.98       3.74        3.89       3.67       3.82        3.60       3.74       3.54
       55             4.34       4.05        4.23       3.95       4.13        3.87       4.04       3.79
       60             4.82       4.45        4.68       4.33       4.55        4.22       4.43       4.12
       65             5.48       4.99        5.29       4.83       5.12        4.68       4.96       4.55
       70             6.38       5.75        6.13       5.53       5.89        5.33       5.69       5.16
       75             7.62       6.86        7.26       6.54       6.95        6.26       6.66       6.02
       80             9.35       8.48        8.85       8.02       8.41        7.61       8.02       7.26
       85            11.76      10.89       11.08      10.21      10.48        9.62       9.96       9.11



                         Option 2: Life Income with 10 years payments Guaranteed *
                                         Monthly Income per $1,000

     Year of               2010                  2020                   2030                   2040
  Annuitization
       Age           Male      Female       Male      Female      Male      Female       Male      Female

       30             3.16       3.06        3.12       3.03       3.09       3.00        3.06       2.97
       35             3.30       3.17        3.25       3.14       3.21       3.10        3.17       3.07
       40             3.47       3.32        3.42       3.27       3.37       3.23        3.32       3.19
       45             3.69       3.50        3.62       3.44       3.56       3.39        3.50       3.35
       50             3.96       3.73        3.87       3.66       3.80       3.60        3.73       3.54
       55             4.30       4.03        4.20       3.94       4.10       3.86        4.02       3.78
       60             4.74       4.41        4.61       4.29       4.50       4.19        4.39       4.10
       65             5.31       4.91        5.15       4.76       5.01       4.63        4.87       4.51
       70             6.02       5.57        5.83       5.39       5.65       5.22        5.48       5.07
       75             6.85       6.42        6.63       6.19       6.42       5.98        6.23       5.79
       80             7.73       7.40        7.51       7.16       7.30       6.92        7.10       6.70
       85             8.52       8.34        8.35       8.13       8.18       7.93        8.02       7.73



                           Option 3: Joint (Male and Female) and Last Survivor *
                                         Monthly Income per $1,000


     Year of                           2020                                         2040
  Annuitization
    Female Age         45         55         65          75         45         55         65         75

   Male Age
        45             3.25       3.41       3.52        3.59       3.18       3.32       3.42       3.47
        55             3.35       3.63       3.90        4.09       3.26       3.52       3.76       3.92
        65             3.40       3.80       4.30        4.78       3.31       3.67       4.10       4.52
        75             3.43       3.89       4.59        5.54       3.34       3.74       4.36       5.18

* Values are based on the Annuity 2000 Table projected with Scale G to the year of annuitization, with interest at 3.00%.

     The values shown have not been adjusted for the annual certificate maintenance charge described on pages 3 and 9.

     Values not shown are available from Our Administrative Office on request.

                          OPTIONS ON A VARIABLE BASIS

                             Option 1: Life Income *
                            Monthly Income per $1,000


     Year of               2010                 2020                  2030                  2040
  Annuitization

       Age           Male      Female      Male      Female      Male      Female      Male      Female

        30             4.47      4.38       4.44       4.36       4.41       4.34       4.39       4.32
        35             4.58      4.47       4.55       4.44       4.51       4.41       4.48       4.39
        40             4.74      4.60       4.69       4.55       4.64       4.52       4.60       4.49
        45             4.94      4.75       4.88       4.70       4.82       4.65       4.76       4.61
        50             5.20      4.96       5.12       4.90       5.04       4.83       4.97       4.78
        55             5.54      5.24       5.43       5.15       5.34       5.07       5.25       5.00
        60             6.00      5.62       5.86       5.50       5.74       5.40       5.62       5.30
        65             6.65      6.15       6.46       5.99       6.29       5.84       6.14       5.72
        70             7.56      6.90       7.30       6.68       7.07       6.48       6.86       6.30
        75             8.81      8.01       8.45       7.69       8.12       7.41       7.83       7.16
        80            10.55      9.65      10.05       9.18       9.59       8.76       9.19       8.40
        85            12.99     12.09      12.30      11.39      11.68      10.79      11.14      10.26



            Option 2: Life Income with 10 years payments Guaranteed *

                            Monthly Income per $1,000


     Year of               2010                 2020                  2030                  2040
  Annuitization
       Age           Male      Female      Male      Female      Male      Female      Male      Female

        30             4.47      4.38       4.44       4.36       4.41       4.34       4.39       4.32
        35             4.58      4.47       4.54       4.44       4.51       4.41       4.48       4.39
        40             4.73      4.59       4.68       4.55       4.64       4.51       4.60       4.48
        45             4.92      4.74       4.86       4.69       4.80       4.65       4.75       4.61
        50             5.16      4.95       5.09       4.88       5.02       4.82       4.95       4.77
        55             5.48      5.21       5.38       5.13       5.30       5.05       5.22       4.99
        60             5.90      5.57       5.77       5.46       5.66       5.36       5.56       5.27
        65             6.44      6.04       6.29       5.90       6.15       5.77       6.02       5.66
        70             7.12      6.67       6.93       6.49       6.76       6.33       6.60       6.18
        75             7.90      7.49       7.69       7.27       7.49       7.06       7.31       6.88
        80             8.73      8.42       8.53       8.18       8.32       7.96       8.13       7.75
        85             9.48      9.31       9.32       9.11       9.16       8.91       9.00       8.72


                          Option 3: Joint (Male and Female) and Last Survivor *

                                        Monthly Income per $1,000


     Year of                          2020                                       2040
  Annuitization
    Female Age        45         55         65         75         45         55         65         75
     Male Age
        45             4.50      4.64       4.74       4.81       4.45       4.56       4.66       4.71
        55             4.59      4.83       5.07       5.26       4.52       4.73       4.94       5.10
        65             4.65      4.98       5.43       5.90       4.57       4.86       5.25       5.65
        75             4.68      5.08       5.72       6.62       4.59       4.94       5.49       6.27

* Values are based on the Annuity 2000Table projected with Scale G to the year of annuitization, with interest at 5.00%.

     The values shown have not been adjusted for the annual certificate maintenance charge described on pages 3 and 9.

     Values not shown are available from Our Administrative Office on request.